EXHIBIT 10.1

US UNWIRED INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of October 30, 2003 and entered into by and among US UNWIRED INC., a Louisiana corporation (“Borrower”), the financial institutions listed on the signature pages hereof (“Lenders”), and COBANK, ACB, as Administrative Agent for Lenders (“Administrative Agent”), for purposes of Sections 5, 6 and 7 hereof, the Subsidiary Guarantors listed on the signature pages hereof (“Subsidiary Guarantors”), and for purposes of Sections 5 and 7 hereof, LUCENT TECHNOLOGIES INC., as Vendor Guarantor (“Vendor Guarantor”), and is made with reference to that certain Amended and Restated Credit Agreement dated as of March 8, 2002 by and among Borrower, the financial institutions listed on the signature pages thereof, Administrative Agent, FIRST UNION SECURITIES, INC., as Syndication Agent and Co-Arranger, THE BANK OF NEW YORK, as Documentation Agent, BNY CAPITAL MARKETS, INC., as a Co-Arranger, and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent, as amended by (i) that certain letter amendment (the “First Amendment”) dated as of May 1, 2002 by and among Borrower, the financial institutions listed on the signature pages thereof, Subsidiary Guarantors, Vendor Guarantor, and Administrative Agent and (ii) that certain Second Agreement Regarding Amendments to Loan Documents (the “Second Amendment”) dated as of June 6, 2002 by and among Borrower, Subsidiary Guarantors, and Administrative Agent (as so amended, the “Credit Agreement”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement (as amended by this Amendment).

RECITALS

WHEREAS, on February 7, 2003 the Federal Deposit Insurance Corporation (the “FDIC”) was appointed receiver for Southern Pacific Bank, of which Coast Business Credit (one of the Lenders) is a division (“Coast”), and on July 17, 2003 Administrative Agent received notice from the FDIC that it had exercised its statutory authority to repudiate and disaffirm Coast’s obligations under the Credit Agreement;

WHEREAS, Borrower has informed Administrative Agent and Lenders that (i) Borrower and/or certain of its Restricted Subsidiaries have entered into agreements for the sale of the Unwired Telecom business and certain PCS Licenses to Cingular Wireless LLC and the sale of certain Licenses to Cell South Licenses, Inc., and (ii) Borrower and/or certain of its Restricted Subsidiaries intend to sell certain tower assets (collectively, the “Transactions”);

WHEREAS, Borrower has requested that Administrative Agent and Lenders amend the Credit Agreement to (i) reflect the repudiation and disaffirmation by Coast, (ii) permit the Transactions, and (iii) make certain other amendments to the Credit Agreement as more fully described herein; and

WHEREAS, the undersigned Lenders have agreed to the foregoing request on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1	Amendment to Subsection 1.1: Loans.

Subsection 1.1(D) of the Credit Agreement is hereby amended by inserting at the end thereof the following:

“Anything contained in this Agreement to the contrary notwithstanding, neither the Incremental Term Loan Facility nor the Incremental Term Loans shall be available on and after the Third Amendment Effective Date.”

1.2	Amendments to Subsection 1.2: Interest.

A. Subsection 1.2(A) of the Credit Agreement is hereby amended by deleting the reference to “2.250%” contained therein and substituting “2.750%” therefor.

B. Subsection 1.2 of the Credit Agreement is hereby amended by deleting clause (B) thereof in its entirety and substituting the following therefor:

“(B) Applicable Margins. Prior to the Third Amendment Effective Date, the applicable Base Rate Margin and LIBOR Margin for Loans shall be as set forth in this Agreement prior to giving effect to the Third Amendment. On the Third Amendment Effective Date and continuing through the day immediately preceding the first Adjustment Date occurring after the first consecutive four (4) fiscal quarter period in which Borrower achieves positive Operating Cash Flow for such period, the applicable Base Rate Margin and LIBOR Margin for Loans made under the Term Loan A Facility and the Revolving Credit Facility shall be 2.750% and 4.000% per annum, respectively. Commencing on such Adjustment Date, the applicable Base Rate Margin and LIBOR Margin for Loans made under the Term Loan A Facility and the Revolving Credit Facility shall be for each Calculation Period the applicable per annum percentage set forth in the pricing table below opposite the Total Leverage Ratio of Borrower then in effect; provided, that effective upon the occurrence of an Event of Default and until such Event of Default is cured or waived the applicable Base Rate Margin and LIBOR Rate Margin for Loans made under the Term Loan A Facility and the Revolving Credit Facility shall be 2.750% and 4.000% per annum, respectively. The applicable Base Rate Margin and LIBOR Margin for Loans made under the Term Loan B Facility at all times shall be 3.50% and 4.50%, respectively.

For purposes of this Subsection 1.2(B), Operating Cash Flow and Total Leverage Ratio shall be calculated on a consolidated basis for Borrower and its Restricted Subsidiaries, but excluding any Unrestricted Subsidiary.

PRICING TABLE FOR TERM LOAN A

AND REVOLVING LOANS

Total Leverage Ratio	Base Rate Margin	LIBOR Margin
≥ 10.00:1	2.500%	3.750%
≥8.00:1<10.00:1	2.250%	3.500%
≥ 6.00:1<8.00:1	2.000%	3.250%
≥ 4.00:1<6.00:1	1.750%	3.000%
< 4.00:1	1.500%	2.750%”

1.3	Amendment to Subsection 1.4: Fees and Expenses.

Subsection 1.4(D) of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“Without limiting the foregoing, Borrower hereby acknowledges and agrees that the reasonable fees and expenses of O’Melveny & Myers LLP and Deloitte & Touche LLP (so long as they are retained by Administrative Agent) incurred in connection with the Loan Documents will constitute fees and expenses covered under this Subsection 1.4(D).”

1.4	Amendment to Subsection 1.6: Repayments and Reduction of Loans and Commitments and Related Mandatory Repayments.

Subsection 1.6(D) of the Credit Agreement is hereby amended by deleting the last sentence therefrom in its entirety and substituting therefor the following:

“In addition to the foregoing, if at the close of any Business Day Borrower, on a consolidated basis with its Restricted Subsidiaries, has in excess of (i) for any such Business Day prior to March 31, 2005, $15,000,000.00 of cash or Cash Equivalents, or (ii) for any such Business Day on or after March 31, 2005, $10,000,000.00 of cash or Cash Equivalents, Borrower shall repay Revolving Loans (to the extent outstanding) in a principal amount equal to such excess (without permanently reducing the Revolving Loan Commitment); provided, however, that Borrower may elect that any portion of such excess that would otherwise be required to be applied to repay LIBOR Loans with

Interest Periods expiring less than 30 days after the Business Day on which such prepayment would otherwise be required (such LIBOR Loans being “Expiring LIBOR Loans”) in accordance with this sentence be deposited (together with an amount sufficient to pay interest accruing thereon to the projected date of repayment) in a cash collateral account (which shall be established and maintained pursuant to documentation in form and substance satisfactory to Administrative Agent in its reasonable discretion) and applied thereafter to repay such Expiring LIBOR Loans in accordance with this Subsection 1.6(D) at the earliest expiration of the Interest Periods applicable thereto; provided further, however, that (x) nothing in the preceding proviso shall diminish or otherwise affect the obligation of Borrower to pay Breakage Fees, if any, with respect to LIBOR Loans that are not Expiring LIBOR Loans and are repaid in accordance with this Subsection 1.6(D), and (y) in no event shall any Expiring LIBOR Loans be deemed repaid until such time as the principal amount thereof and interest thereon are actually repaid from amounts in such cash collateral account or otherwise. Any repayments pursuant to this Subsection 1.6(D) shall be applied (except as expressly provided in the immediately preceding sentence) in accordance with Subsection 1.8, and shall be accompanied by accrued interest on the amount repaid and any amount required pursuant to Subsection 1.4(C).”

1.5	Amendments to Subsection 1.7: Voluntary Prepayments and Other Mandatory Repayments.

A. Subsection 1.7 of the Credit Agreement is hereby amended by deleting clause (B) thereof in its entirety and substituting the following therefor:

“(B) Repayments from Excess Cash Flow; Repayment on Third Amendment Effective Date. Within one hundred twenty (120) days after the end of each of its fiscal years, commencing with the fiscal year ending December 31, 2002, Borrower shall repay the Loans in an amount equal to fifty percent (50%) of the Excess Cash Flow for such fiscal year. Notwithstanding anything to the contrary in the preceding sentence, the amount of any prepayment from Excess Cash Flow required pursuant to the preceding sentence (i) for the fiscal year ending December 31, 2003 shall be reduced (but not to less than zero) by the amount of the Term Loan Repayment Credit and the 2003 Permitted Asset Disposition Credit (if any), and (ii) for the fiscal year ending December 31, 2004 shall be reduced (but not to less than zero) by the amount of the Term Loan Repayment Credit and the 2004 Permitted Asset Disposition Credit (if any), with such Term Loan Repayment Credit, 2003 Permitted Asset Disposition Credit and 2004 Permitted Asset Disposition Credit being determined in each case at the time such prepayment from Excess Cash Flow is made or would be required but for such reduction, as the case may be. For the purposes of this Subsection 1.7(B), Excess Cash Flow shall be calculated on a consolidated basis for Borrower and its Restricted Subsidiaries, but excluding Unrestricted Subsidiaries. Additionally, on the Third Amendment Effective Date, Borrower shall prepay $10,000,000.00 in principal amount of the Loans from cash on hand of Borrower (and not from the proceeds of Revolving Loans). All repayments pursuant to this Subsection 1.7(B) shall be applied in accordance with Subsection 1.8.”

B. Subsection 1.7 of the Credit Agreement is hereby amended by deleting clause (F) thereof in its entirety and substituting the following therefor:

“(F) Repayments from Asset Dispositions. Immediately upon receipt by Borrower or any of its Restricted Subsidiaries of Net Proceeds other than insurance proceeds from any Asset Disposition (other than a Permitted Asset Disposition), Borrower shall repay the Loans in an amount equal to such Net Proceeds; provided, however, that Borrower shall not be required to repay Loans from Asset Dispositions to the extent such Asset Dispositions are permitted pursuant to Subsection 3.8(i), (ii) or (iii), or from Asset Dispositions pursuant to Subsection 3.8(v), the Net Proceeds of which are reinvested by the Borrower or its Restricted Subsidiaries within three hundred sixty (360) days of receipt in PCS Assets used and useful in the business of the Borrower or its Restricted Subsidiaries. Immediately upon receipt by Borrower or any of its Restricted Subsidiaries of Adjusted Net Proceeds from any Permitted Asset Disposition, Borrower shall (i) to the extent the aggregate amount of all such Adjusted Net Proceeds does not exceed $25,700,000, prepay the Loans in an amount equal to 70.0% of such Adjusted Net Proceeds, (ii) to the extent the aggregate amount of all such Adjusted Net Proceeds exceeds $25,700,000, retain for general corporate purposes not otherwise prohibited hereunder such excess, until such time as retaining an additional $1.00 of such Adjusted Net Proceeds would result in the total percentage of the aggregate Adjusted Net Proceeds from all Permitted Asset Dispositions applied to prepay Loans pursuant to clause (i) of this sentence being less than 60.0%, and (iii) thereafter, prepay the Loans in an amount equal to 60.0% of all further Adjusted Net Proceeds from Permitted Asset Dispositions with the portion thereof not applied to prepay Loans being retained for general corporate purposes not otherwise prohibited hereunder. Notwithstanding anything to the contrary in the preceding two sentences, the amount of any prepayment from Net Proceeds or Adjusted Net Proceeds required pursuant to the preceding two sentences shall be reduced (but not to less than zero) by the amount of the Term Loan Repayment Credit in effect at the time such prepayment is made or would be required but for such reduction, as the case may be. All such repayments pursuant to this Subsection 1.7(F) shall be applied in accordance with Subsection 1.8.”

1.6	Amendment to Section 2: Affirmative Covenants.

Section 2 of the Credit Agreement is hereby amended by inserting at the end thereof the following new Subsections 2.13 and 2.14:

“2.13 Additional Covenants Relating to Collateral. Within sixty (60) days following the later of (A) the Third Amendment Effective Date and (B) the delivery by Administrative Agent to Borrower of the Security Documents to be executed and delivered by Borrower pursuant to this Subsection 2.13, Borrower shall and shall cause each Subsidiary Guarantor to execute and deliver such additional Security Documents as Administrative Agent may reasonably request, including, without limitation, (i) account control agreements with respect to all deposit, checking, savings, investment, or similar accounts of Borrower and each Subsidiary Guarantor, including those accounts set forth on Schedule 1 to the Third Amendment, (ii) leasehold mortgages, landlord access agreements, and collateral assignment agreements with respect to those leasehold interests of Borrower and each Subsidiary Guarantor set forth on Schedule 2 to the Third Amendment, (iii) stock/membership interest certificates, transfer powers, and amended Pledge Agreement schedules with respect to those shares of capital stock of or membership interests in the Subsidiary Guarantors set forth on Schedule 3 to the Third Amendment, (iv) amendments to the Security Documents (other than to the Mortgages) to change the governing law thereunder to New York, and (v) such other instruments and documents as Administrative Agent may reasonably request in order to perfect its Lien on all personal, mixed, and real property of Borrower and each Subsidiary Guarantor (including commercial tort claims against Sprint and/or its affiliates), each in form and substance reasonably satisfactory to Administrative Agent; provided, however, that Borrower shall not be deemed in breach of its obligations described in clause (B) hereof so long as Borrower exercises commercially reasonable efforts to comply with this covenant and the failure to comply results from a failure of third parties to cooperate with Borrower’s efforts.

2.14 Management of IWO. On and after the Third Amendment Effective Date, Borrower will use its commercially reasonable best efforts to enter into a written agreement with IWO, including any of its subsidiaries, or any entities created to manage IWO, providing for the management of IWO by Borrower on terms and conditions and pursuant to documentation reasonably satisfactory to Administrative Agent; provided that Borrower may manage IWO, whether or not such written agreement is obtained, so long as the terms of such management arrangement are substantially similar to the terms of the management arrangement in effect on the Third Amendment Effective Date.”

1.7	Amendment to Subsection 3.5: Restricted Junior Payments.

Section 3.5 of the Credit Agreement is hereby amended by inserting immediately after the reference to “Notes” in clause (a) of the proviso contained therein the following parenthetical phrase:

“(it being understood that Borrower may not advance any amounts to any Person in respect of a payment on the Subordinated Notes prior to the date scheduled for such payment)”

1.8	Amendment to Subsection 3.8: Disposal of Assets or Subsidiary Stock.

Subsection 3.8 of the Credit Agreement is hereby amended by (i) deleting the word “or” at the end of clause (iv) thereof, (ii) inserting immediately after the first reference to “Asset Dispositions” in clause (v) thereof the parenthetical phrase “(other than Permitted Asset Dispositions)”, and (iii) inserting immediately prior to the “.” at the end thereof the following:

“; or (vi) Permitted Asset Dispositions, so long as (a) each such Permitted Asset Disposition is consummated on substantially the terms disclosed prior to October 17, 2003 to Administrative Agent for cash consideration in an amount not less than the amount so disclosed and (b) the Adjusted Net Proceeds from each such Permitted Asset Disposition are applied in accordance with Subsection 1.7(F).”

1.9	Amendment to Subsection 3.11: Conduct of Business.

Subsection 3.11 of the Credit Agreement is hereby amended by deleting the second sentence thereof in its entirety and substituting the following therefor:

“Borrower will not engage in any business other than (i) the ownership of its Subsidiaries and (ii) the provision of certain administrative services to its Subsidiaries existing on or after the Third Amendment Effective Date, and shall acquire no equipment or other assets not reasonably associated with such ownership or provisions of such administrative services (it being understood and agreed that Borrower may manage IWO, whether or not IWO remains a Subsidiary of Borrower, so long as the terms of such management arrangement are substantially similar to the terms of the management arrangement in effect on the Third Amendment Effective Date).”

1.10	Amendment to Section 3: Negative Covenants.

Section 3 of the Credit Agreement is hereby amended by inserting at the end thereof the following new Subsection 3.17:

“3.17 Account Sweeps. Borrower will not and will not permit any of its Restricted Subsidiaries directly or indirectly to maintain at any time after the 60th day following the Third Amendment Effective Date in any deposit, checking, savings, investment, or similar account of such Person with respect to which Sprint and/or any of its affiliates asserts a right to ‘sweep’ funds (whether or not Sprint and/or such affiliate has such a right), a balance in excess of the amount of obligations then due and payable to Sprint and/or its affiliate under the applicable management agreement.”

1.11	Amendments to Section 4: Financial Covenants and Reporting.

A. Section 4 of the Credit Agreement is hereby amended by deleting Subsections 4.1 through 4.11 in their entirety and substituting the following therefor:

“4.1 Minimum Last Four Quarters Operating Cash Flow. Borrower shall maintain Operating Cash Flow for each of the four-fiscal quarter periods ending on the dates set forth below of not less than the correlative amount set forth below:

Date	Operating Cash Flow
September 30, 2003	$43,000,000.00
December 31, 2003	$38,000,000.00

4.2 Minimum Monthly Revenues Per Subscriber for PCS Companies. Borrower shall maintain monthly Revenues Per Subscriber for each fiscal quarter ending on a date set forth below of not less than the correlative amount set forth below:

Date	Revenue per Subscriber
September 30, 2003	$46.50
December 31, 2003	$46.10

4.3 Maximum Year-to-Date Capital Expenditures for PCS Companies. Borrower shall not permit capital expenditures incurred year-to-date, excluding any capital expenses associated with Permitted Asset Dispositions permitted pursuant to

Subsection 3.8(vi), as of any date during the periods set forth below to exceed the correlative amount set forth below; provided that the unused portion of such capital expenditures allowance in any fiscal year may be carried forward to subsequent fiscal years:

Date	Year to Date Capital Expenditures
January 1, 2003 to December 31, 2003	$43,000,000.00
January 1, 2004 to December 31, 2004	$33,000,000.00
January 1, 2005 to December 31, 2005	$26,000,000.00

4.4 Maximum Total Leverage Ratio. Borrower shall maintain a Total Leverage Ratio as of any date occurring after the date which is the end of the fiscal quarter most recently ended and set forth below, of not more than the correlative ratio set forth below opposite such fiscal quarter end date:

Date	Ratio
December 31, 2003	11.68:1.0
March 31 2004	12.93:1.0
June 30, 2004	15.92:1.0
September 30, 2004	13.97:1.0
December 31, 2004	12.13:1.0
March 31, 2005	11.00:1.0
June 30, 2005	9.87:1.0
September 30, 2005	8.74:1.0
December 31, 2005	7.60:1.0
March 31, 2006	7.13:1.0
June 30, 2006	6.66:1.0
September 30, 2006	6.19:1.0
December 31, 2006	5.72:1.0
March 31, 2007 to December 31, 2007	5.45:1.0
March 31, 2008 and thereafter	5.25:1.0

; provided, however, that on and after the Revised Financial Covenant Trigger Date, the table above shall be deleted in its entirety and the following table shall be substituted therefor:

Date	Ratio
December 31, 2003	11.60:1.0
March 31, 2004	12.80:1.0
June 30, 2004	16.45:1.0
September 30, 2004	14.85:1.0
December 31, 2004	13.10:1.0
March 31, 2005	11.76:1.0
June 30, 2005	10.43:1.0
September 30, 2005	9.09:1.0
December 31, 2005	7.75:1.0
March 31, 2006	7.25:1.0
June 30, 2006	6.75:1.0
September 30, 2006	6.25:1.0
December 31, 2006	5.75:1.0
March 31, 2007 to December 31, 2007	5.50:1.0
March 31, 2008 and thereafter	5.25:1.0

4.5 Maximum Senior Leverage Ratio. Borrower shall maintain a Senior Leverage Ratio as of any date occurring after the date which is the end of the fiscal quarter most recently ended and set forth below, of not more than the correlative ratio set forth below opposite such fiscal quarter end date:

Date	Ratio
December 31, 2003	2.40:1.0
March 31, 2004	2.72:1.0
June 30, 2004	3.30:1.0
September 30, 2004	2.73:1.0
December 31, 2004	2.21:1.0
March 31, 2005	2.04:1.0
June 30, 2005	1.86:1.0
September 30, 2005	1.69:1.0
December 31, 2005	1.51:1.0
March 31, 2006	1.38:1.0
June 30, 2006	1.24:1.0
September 30, 2006	1.10:1.0
December 31, 2006	0.96:1.0
March 31, 2007 and thereafter	0.96:1.0

; provided, however, that on and after the Revised Financial Covenant Trigger Date, the table above shall be deleted in its entirety and the following table shall be substituted therefor:

Date	Ratio
December 31, 2003	2.25:1.0
March 31, 2004	2.25:1.0
June 30, 2004	2.70:1.0
September 30, 2004	2.30:1.0
December 31, 2004	1.95:1.0
March 31, 2005	1.76:1.0
June 30, 2005	1.58:1.0
September 30, 2005	1.39:1.0
December 31, 2005	1.20:1.0
March 31, 2006	1.08:1.0
June 30, 2006	0.95:1.0
September 30,2006	0.83:1.0
December 31, 2006	0.70:1.0
March 31, 2007 and thereafter	0.70:1.0

4.6 Minimum Pro Forma Debt Service Coverage Ratio. Borrower shall maintain a Pro Forma Debt Service Coverage Ratio determined as of the last day of any fiscal quarter ending on a date set forth below, of not less than the correlative ratio set forth below opposite such date:

Date	Ratio
December 31, 2003	1.34:1.0
March 31, 2004	1.22:1.0
June 30, 2004	0.53:1.0
September 30, 2004	0.51:1.0
December 31, 2004	0.45:1.0
March 31, 2005	0.40:1.0
June 30, 2005	0.50:1.0
September 30, 2005	0.55:1.0
December 31, 2005	0.65:1.0
March 31, 2006	0.75:1.0
June 30, 2006	0.85:1.0
September 30, 2006	0.95:1.0
December 31, 2006	1.05:1.0
March 31, 2007 and thereafter	1.00:1.0

; provided, however, that on and after the Revised Financial Covenant Trigger Date, the table above shall be deleted in its entirety and the following table shall be substituted therefor:

Date	Ratio
December 31, 2003	2.00:1.0
March 31, 2004	1.87:1.0
June 30, 2004	0.58:1.0
September 30, 2004	0.65:1.0
December 31, 2004	0.45:1.0
March 31, 2005	0.45:1.0
June 30, 2005	0.55:1.0
September 30, 2005	0.65:1.0
December 31, 2005	0.80:1.0
March 31, 2006	0.87:1.0
June 30, 2006	0.95:1.0
September 30, 2006	1.02:1.0
December 31, 2006	1.10:1.0
March 31, 2007 and thereafter	1.00:1.0

4.7 Minimum Adjusted Quarterly Interest Coverage Ratio. Borrower shall maintain an Adjusted Quarterly Interest Coverage Ratio determined as of the last day of any fiscal quarter ending on a date set forth below, of not less than the correlative ratio set forth below opposite such date:

Date	Ratio
December 31, 2003	5.55:1.0
March 31, 2004	4.87:1.0
June 30, 2004	3.71:1.0
September 30, 2004	4.37:1.0
December 31, 2004	5.07:1.0
March 31, 2005	4.00:1.0
June 30, 2005	1.45:1.0
September 30, 2005	1.45:1.0
December 31, 2005	1.08:1.0
March 31, 2006	1.15:1.0
June 30, 2006	1.23:1.0
September 30, 2006	1.30:1.0
December 31, 2006	1.38:1.0
March 31, 2007 and thereafter	1.45:1.0

; provided, however, that on and after the Revised Financial Covenant Trigger Date, the table above shall be deleted in its entirety and the following table shall be substituted therefor:

Date	Ratio
December 31, 2003	5.50:1.0
March 31, 2004	4.87:1.0
June 30, 2004	3.71:1.0
September 30, 2004	4.59:1.0
December 31, 2004	5.70:1.0
March 31, 2005	4.50:1.0
June 30, 2005	1.50:1.0
September 30, 2005	1.50:1.0
December 31, 2005	1.00:1.0
March 31, 2006	1.05:1.0
June 30, 2006	1.15:1.0
September 30, 2006	1.25:1.0
December 31, 2006	1.35:1.0
March 31, 2007 and thereafter	1.50:1.0

4.8 Minimum Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio for any four-fiscal quarter period ending on a date set forth below, of not less than the correlative ratio set forth below opposite such date:

Date	Ratio
December 31, 2003	0.79:1.0
March 31, 2004	0.67:1.0
June 30, 2004	0.49:1.0
September 30, 2004	0.65:1.0
December 31, 2004	0.70:1.0
March 31, 2005	0.67:1.0
June 30, 2005	0.65:1.0
September 30, 2005	0.62:1.0
December 31, 2005	0.60:1.0
March 31, 2006	0.62:1.0
June 30, 2006	0.65:1.0
September 30, 2006	0.67:1.0
December 31, 2006	0.70:1.0
March 31, 2007 to December 31, 2007	0.90:1.0
March 31, 2008 and thereafter	0.65:1.0

; provided, however, that on and after the Revised Financial Covenant Trigger Date, the table above shall be deleted in its entirety and the following table shall be substituted therefor:

Date	Ratio
December 31, 2003	0.75:1.0
March 31, 2004	0.60:1.0
June 30, 2004	0.45:1.0
September 30, 2004	0.60:1.0
December 31, 2004	0.77:1.0
March 31, 2005	0.70:1.0
June 30, 2005	0.67:1.0
September 30, 2005	0.63:1.0
December 31, 2005	0.62:1.0
March 31, 2006	0.66:1.0
June 30, 2006	0.72:1.0
September 30, 2006	0.78:1.0
December 31, 2006	0.85:1.0
March 31, 2007 to December 31, 2007	1.00:1.0
March 31, 2008 and thereafter	0.70:1.0

4.9 Reserved.

4.10 Reserved.

4.11 Reserved.”

B. Section 4.12 of the Credit Agreement is hereby amended by inserting at the end thereof the following new clauses (O), (P) and (Q).

“(O) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each calendar month, Borrower will deliver to Administrative Agent monthly financial statements, substantially in the form of the financial statements provided pursuant to Subsection 4.12(A) (but without footnotes thereto), for such calendar month (it being understood that such monthly financial statements shall include information with respect to Disputed Sprint Charges as of the end of such month in detail reasonably satisfactory to Administrative Agent).

(P) Additional Reporting Requirements. From time to time and in any event within two (2) Business Days after Administrative Agent’s request therefor, Borrower shall deliver a statement of the cash balance of Borrower and its Restricted Subsidiaries as of the date of such request.

(Q) Consolidated and Consolidating Financial Statements. Any reference in this Subsection 4.12 to ‘consolidated and consolidating’ (or words of like import) financial statements or reports of Borrower and its Subsidiaries’ shall mean and be a reference to (i) such consolidated financial statements or reports of Borrower and its Restricted Subsidiaries, (ii) such consolidated financial statements or reports of LA Unwired and its Restricted Subsidiaries, and (iii) such financial statements or reports of Unwired Telecom, so long as Unwired Telecom is a Subsidiary of Borrower, each as the case may be.”

1.12	Amendment to Subsection 7.2: Conditions to All Loans.

Subsection 7.2 of the Credit Agreement is hereby amended by inserting at the end thereof the following new clause (H):

“(H) After giving effect to any borrowing contemplated after the Third Amendment Effective Date, (1) Borrower shall be in pro forma compliance with the financial covenants contained in Section 4 for which information is available, (2) for any borrowing of Revolving Loans prior to March 31, 2005, Borrower, on a consolidated basis with its Restricted Subsidiaries, shall not have in excess of $15,000,000.00 of cash and Cash Equivalents, and (3) for any borrowing of Revolving Loans after March 31, 2005, Borrower, on a consolidated basis with its Restricted Subsidiaries, (i) shall not have in excess of $10,000,000.00 of cash and Cash Equivalents, (ii) if the Revised Financial Covenant Trigger Date has not occurred, shall have, for the eight-fiscal quarter period ending on the most recent date set forth in the table below for which financial statements are available, Operating Cash Flow minus capital expenditures (other than capital expenditures incurred in connection with Permitted Asset Dispositions permitted pursuant to Subsection 3.8(vi)) in excess of the amount set forth opposite such date under the heading ‘Amount for Full Availability: Scenario 1’, and (iii) if the Revised Financial Covenant Trigger Date has occurred, shall have, for the eight-fiscal quarter period ending on the most recent date set forth in the table below for which financial statements are available, Operating Cash Flow minus capital expenditures (other than capital expenditures incurred in connection with Permitted Asset Dispositions permitted pursuant to

Subsection 3.8(vi)) in excess of the amount set forth opposite such date under the heading ‘Amount for Full Availability: Scenario 2’. Notwithstanding the foregoing, the condition precedent set forth in clause (ii) above shall be deemed satisfied for any Revolving Loan borrowing after March 31, 2005 so long as (A) the Revised Financial Covenant Trigger Date shall not have occurred, (B) Borrower, on a consolidated basis with its Restricted Subsidiaries, (x) shall not have in excess of $10,000,000.00 of cash and Cash Equivalents, and (y) shall have, for the eight-fiscal quarter period ending on the most recent date set forth in the table below for which financial statements are available, Operating Cash Flow minus capital expenditures (other than capital expenditures incurred in connection with Permitted Asset Dispositions permitted pursuant to Subsection 3.8(vi)) in excess of the amount set forth opposite such date under the heading ‘Amount for Partial Availability’, (C) Borrower shall have consummated one or more Permitted Asset Dispositions for Adjusted Net Proceeds of at least $10,000,000.00, and (D) after giving effect to such borrowing, the Letter of Credit Exposure of all Lenders plus the amount of Revolving Loans would not exceed the lesser of $10,000,000.00 and the Revolving Loan Commitment:

Date	Amount for Full Availability: Scenario 1	Amount for Full Availability: Scenario 2	Amount for Partial Availability
December 31, 2004	$22,100,000.00	$11,000,000.00	$15,800,000.00
March 31, 2005	$32,200,000.00	$18,000,000.00	$23,900,000.00
June 30, 2005	$32,800,000.00	$15,000,000.00	$22,600,000.00
September 30, 2005	$52,000,000.00	$32,800,000.00	$41,000,000.00
December 31, 2005	$73,500,000.00	$51,800,000.00	$61,000,000.00
March 31, 2006	$94,000,000.00	$70,500,000.00	$79,800,000.00
June 30, 2006	$110,200,000.00	$85,400,000.00	$94,800,000.00
September 30, 2006	$121,100,000.00	$95,000,000.00	$104,800,000.00
December 31, 2006	$136,800,000.00	$100,000,000.00	$119,200,000.00
March 31, 2007	$147,400,000.00	$140,000,000.00	$128,900,000.00
June 30, 2007	$158,000,000.00	$140,000,000.00	$138,600,000.00

1.13	Amendment to Section 9.9: Applicable Law.

Section 9 of the Credit Agreement is hereby amended by deleting Subsection 9.9 in its entirety and substituting the following therefor:

“9.9 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.”

1.14	Amendment to Section 9.14: Consent to Jurisdiction and Service of Process.

Subsection 9.14 of the Credit Agreement is hereby amended by deleting the reference to “FEDERAL COURT OR COLORADO STATE COURT IN THE STATE OF COLORADO” contained therein and substituting “FEDERAL OR STATE COURT IN THE STATE, COUNTY AND CITY OF NEW YORK OR IN THE STATE OF COLORADO” therefor.

1.15	Amendments to Subsection 10.1: Certain Defined Terms.

A. Subsection 10.1 of the Credit Agreement is hereby amended by inserting in proper alphabetical order the following definitions:

“‘2003 Permitted Asset Disposition Credit’ at any time in effect means the amount of Adjusted Net Proceeds from Permitted Asset Dispositions that have been received prior to such time by Borrower and actually applied prior to such time to repay Loans in accordance with subsection 1.7(F) (so long as such Permitted Asset Dispositions are consummated, and such Adjusted Net Proceeds are applied in accordance with Subsection 1.7(F), on or before April 30, 2004).

‘2004 Permitted Asset Disposition Credit’ at any time in effect means the amount of Adjusted Net Proceeds from Permitted Asset Dispositions that have been received prior to such time by Borrower and actually applied prior to such time to repay Loans in accordance with subsection 1.7(F) (so long as such Permitted Asset Dispositions are consummated, and such Adjusted Net Proceeds are applied in accordance with Subsection 1.7(F), on or before December 31, 2004), reduced by the amount (if any) which the prepayment from Excess Cash Flow required for the 2003 fiscal year has been reduced from the 2003 Permitted Asset Disposition Credit pursuant to the second sentence of Subsection 1.7(B), with such reduction occurring at the time of the relevant reduction to the otherwise required prepayment described in such sentence.

‘Adjusted Net Proceeds’ means gross cash receipts at any time received by Borrower and its Subsidiaries from Permitted Asset Dispositions permitted pursuant to Subsection 3.8(vi), net of all direct costs of sale; provided that not more than $100,000 of taxes incurred in connection with such Permitted Asset Dispositions, not more than $4,000,000 of capital expenses incurred in connection with such Permitted Asset Dispositions, and not more than $500,000 of commissions and legal fees and expenses incurred in connection with such Permitted Asset Dispositions may be deducted from gross cash receipts to derive Adjusted Net Proceeds; and provided further that all such direct costs of sale are documented in form and detail reasonably satisfactory to Administrative Agent.

‘Cash Interest Expense’ means, for any period, total interest expense, to the extent paid or payable in cash during such period, of Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding debt, including all commissions, discounts, fees, and other charges owed with respect to letter of credit and similar obligations.

‘Cell South Sale’ means the sale of certain Licenses by LA Unwired pursuant to that certain Agreement for Purchase and Sale of Licenses dated as of July 10, 2003 by and between LA Unwired and Cell South Licenses, Inc., together with the other transactions contemplated thereby.

‘Cingular Sale’ means, collectively, (i) the sale of the Unwired Telecom business by Unwired Telecom pursuant to that certain Agreement for Purchase and Sale of Assets dated as of September 15, 2003 by and between Unwired Telecom and Cingular Wireless LLC, (ii) the sale of certain PCS Licenses by LA Unwired pursuant to that certain Agreement for Purchase and Sale of Licenses dated as of September 15, 2003 by and between LA Unwired and Cingular Wireless LLC, together with the other transactions contemplated thereby, and (iii) the disposition of certain FCC Licenses by Unwired Telecom.

‘Coast’ means Coast Business Credit, a division of Southern Pacific Bank, for which the Federal Deposit Insurance Corporation was appointed as receiver on February 7, 2003.

‘Disputed Sprint Charges’ means at any time the balance of unpaid fees and charges asserted by Sprint and/or its affiliates as being owed to it that are being disputed by Borrower and/or any of its Restricted Subsidiaries.

‘FDIC’ means the Federal Deposit Insurance Corporation.

‘First Amendment’ means the letter amendment dated as of May 1, 2002 by and among Borrower, the financial institutions listed on the signature pages thereof, Subsidiary Guarantors, Vendor Guarantor, and Administrative Agent.

‘Permitted Asset Dispositions’ means the Cingular Sale, the Cell South Sale and the Tower Sale.

‘Revised Financial Covenant Trigger Date’ means the first date on which all of the following shall have occurred: (i) Borrower shall have consummated the Cingular Sale on substantially the terms disclosed to Administrative Agent prior to October 17, 2003 for cash consideration in an amount not less than the amount so disclosed and (ii) the Adjusted Net Proceeds from the Cingular Sale shall have been applied in accordance with Subsection 1.7(F).

‘Second Amendment’ means the Second Agreement Regarding Amendments to Loan Documents dated as of June 6, 2002 by and among Borrower, Subsidiary Guarantors and Administrative Agent.

‘Term Loan Repayment Credit’ at any time in effect means initially $10,000,000, reduced from time to time by the amounts described in the following clause (i), which shall apply to Subsection 1.7(B) only, and the following clause (ii), which shall apply to Subsection 1.7(F) only, with each such reduction occurring at the time of the relevant reduction to an otherwise required prepayment described in such clause: (i) the amount by which any prepayment from Excess Cash Flow is reduced from the Term Loan Repayment Credit pursuant to the second sentence of Subsection 1.7(B), and (ii) the amount by which any prepayment from Net Proceeds or Adjusted Net Proceeds of an Asset Disposition or Permitted Asset Disposition is reduced from the Term Loan Repayment Credit pursuant to the third sentence of Subsection 1.7(F).

‘Third Amendment’ means the Third Amendment to the Credit Agreement dated as of October 30, 2003 by and among Borrower, Subsidiary Guarantors, Vendor Guarantor, the Lenders party thereto and Administrative Agent.

‘Third Amendment Effective Date’ shall have the meaning assigned to such term in the Third Amendment.

‘Tower Sale’ means the sale of certain tower assets by Borrower and its Restricted Subsidiaries to any Person pursuant to definitive documentation on substantially the terms set forth in the letter of intent dated September 5, 2003, together with the other transactions contemplated thereby.”

B. Subsection 10.1 of the Credit Agreement is hereby further amended by (i) deleting the definition of “Annualized Operating Cash Flow” and (ii) deleting the definitions of “Adjusted Quarterly Interest Coverage Ratio”, “Excess Cash Flow”, “Fixed Charges”, “Obligations”, “Operating Cash Flow”, “Pro Forma Debt Service Coverage Ratio”, “Pro Forma Interest Expense”, “Revenues Per Subscriber”, “Senior Indebtedness”, “Senior Leverage Ratio”, and “Total Leverage Ratio” contained therein in their entirety and substituting the following therefor:

“‘Adjusted Quarterly Interest Coverage Ratio’ means, as of the last day of any fiscal quarter, the ratio derived by dividing Operating Cash Flow for the most recently completed four (4) fiscal quarters, by Cash Interest Expense for the most recently completed four (4) fiscal quarters.

‘Excess Cash Flow’ means, for any fiscal year, (i) Operating Cash Flow for such year minus (ii) the sum of (a) Fixed Charges, (b) net changes in working capital for such year, plus (c) any restructuring expenses and litigation costs associated with lawsuits against Sprint and/or any of its affiliates to the extent such costs and expenses are added back to pre-tax income for such period in calculating Operating Cash Flow. For purposes hereof, “net changes in working capital for such year” shall mean the amount (which may be a negative number) by which (1) current assets less current liabilities, in each case determined at the end of such year, exceeds (2) current assets less current liabilities, in each case determined at the beginning of such year, with ‘current assets’ meaning at any date the total assets of Borrower and its Restricted Subsidiaries that are properly classified as current assets on such date in conformity with GAAP, excluding cash and Cash Equivalents, and ‘current liabilities’ meaning at any date the total liabilities of Borrower and its Restricted Subsidiaries that are properly classified as current liabilities on such date in conformity with GAAP, excluding the current portion of long term debt and Disputed Sprint Charges.

‘Fixed Charges’ means for any period the sum of (i) scheduled principal payments (including any principal paid pursuant to scheduled reductions in commitments to lend) during such period, (ii) Cash Interest Expense for such period, (iii) cash taxes for such period, and (iv) capital expenditures for such period, excluding any such capital expenses required in connection with Permitted Asset Dispositions permitted pursuant to Subsection 3.8(vi).

‘Obligations’ means (i) all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Administrative Agent or any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower, any of its Restricted Subsidiaries or Vendor Guarantor whether or not a claim is allowed against such Person for such amounts in the related bankruptcy proceeding and (ii) all net liabilities and obligations, wherever arising, owing from Borrower to any Lender or any Affiliate of any Lender, arising under any Hedging

Agreement entered into by Borrower with a Lender or an Affiliate of a Lender and relating to fixing or limiting interest rate obligations of Borrower under this Credit Agreement.

‘Operating Cash Flow’ means for any period the sum of (i) pre-tax income or deficit, as the case may be, of Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP for such period, excluding non-cash compensation, extraordinary gains and losses (including gains and losses on asset sales permitted hereunder), not more than $2,000,000.00 of litigation costs in the aggregate associated with lawsuits against Sprint and/or any of its affiliates, not more than $6,000,000.00 of restructuring expenses in the aggregate (such restructuring expenses to include all expenses associated with the Third Amendment and any proposed restructuring of the Subordinated Notes), and one-time expenses associated with Permitted Asset Dispositions permitted pursuant to Subsection 3.8(vi), including any legal expenses and investment banking fees, (ii) total interest expense (including non-cash interest) of Borrower and its Restricted Subsidiaries for such period, and (iii) depreciation and amortization expense of Borrower and its Restricted Subsidiaries for such period. For any period of calculation, Operating Cash Flow shall be adjusted to give effect to any acquisition, sale, or other disposition of any operation or business (or any portion thereof) during the period of calculation as if such acquisition, sale, or other disposition occurred on the first day of such period of calculation; provided with respect to the Cingular Sale only, (A) no such adjustment shall be made and (B) no retroactive adjustment shall be made as a result of any change in accounting treatment for earnings related to assets that are sold in connection therewith.

‘Pro Forma Debt Service Coverage Ratio’ means, as of the last day of any fiscal quarter, the ratio derived by dividing (i) Operating Cash Flow for the four (4) fiscal quarter period ending on such date, by (ii) the sum of (a) all principal payments scheduled to be made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions would require the repayment of principal amounts then outstanding under such lines) during the next twelve (12) months, plus (b) all interest expense accruing on all Indebtedness during the next twelve (12) months and payable in cash, calculated at the actual rate of accrual (or, if such rate is not a fixed rate, then at the rate derived in accordance with the definition of Pro Forma Interest Expense).

‘Revenues Per Subscriber’ means, on any date of determination, total revenue (excluding total equipment revenue and roaming revenue) of the PCS Companies calculated for the then most recently completed six (6) months, divided by the average number of PCS Subscribers at each month-end during the most recently completed six (6) months.

‘Senior Indebtedness’ means all Indebtedness of Borrower, including, without limitation, the Obligations, but excluding the Subordinated Notes and any refinancing debt issued therefor and any debt issued in exchange therefor, so long as such refinancing debt or exchange debt is permitted under this Agreement.

‘Senior Leverage Ratio’ means, on any date of determination, the ratio derived by dividing the outstanding amount of all Senior Indebtedness on such measurement date by Operating Cash Flow for the most recently completed four (4) fiscal quarter period.

‘Total Leverage Ratio’ means, on any date of determination, the ratio derived by dividing the outstanding amount of all Indebtedness on such measurement date by Operating Cash Flow for the most recently completed four (4) fiscal quarter period.”

1.16	Amendments to Schedules.

A. Schedule 5.10 (Litigation, Etc.) to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Schedule 4 hereto.

B. Schedule 5.17 (Certain Agreements and Material Contracts) to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Schedule 5 hereto.

1.17	Alternative Amendments in the Event Section 2 of this Amendment Does not Become Effective.

A. Subject to Section 3 of this Amendment, Subsection 1.3 of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“Anything contained in this Agreement to the contrary notwithstanding, (1) each request for a borrowing of Revolving Loans on or after the Third Amendment Effective Date shall be deemed to be a request for a borrowing of Revolving Loans in an amount equal to the amount so requested multiplied by 1.08333325 (with each Lender’s Pro Rata Share thereof calculated on such basis) and (x) each such Revolving Loan shall be deemed borrowed in an amount equal to such amount deemed requested, (y) Coast shall have no obligation to fund its Pro Rata Share thereof, and (z) any such Revolving Loan shall be funded by Lenders in an actual amount equal to the amount so requested, not the amount so deemed requested; and (2) any repayment of amounts owed with respect to any such Revolving Loan shall be applied to such Revolving Loan as if the Pro Rata Share of Coast were zero.”

B. Subject to Section 3 of this Amendment, Subsection 1.4 of the Credit Agreement is hereby amended by inserting at the end thereof the following new clause (F):

“(F) Coast. Anything contained in this Agreement to the contrary notwithstanding, on and after the Third Amendment Effective Date, Coast’s Revolving Loan Commitment shall be excluded for purposes of calculating the commitment fee under Subsection 1.4(A)(2), Coast’s Revolving Loan Commitment and Coast’s Letter of Credit Exposure shall be included for purposes of calculating the letter of credit fees under Subsection 1.4(E) with respect to Letters of Credit issued prior to the Third Amendment Effective Date but excluded with respect to Letters of Credit issued after the Third Amendment Effective Date, and Coast shall not be entitled to receive any such commitment fee or letter of credit fee with respect to its Revolving Loan Commitment and Letter of Credit Exposure.”

C. Subject to Section 3 of this Amendment, Subsection 1.6(A)(2) of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“In addition to the foregoing reductions, on the Third Amendment Effective Date the Revolving Loan Commitment shall be permanently reduced to $43,333,330.00, which reduction shall be applied in forward order to the scheduled reductions provided for in this Subsection 1.6(A)(2).”

D. Subject to Section 3 of this Amendment, Subsection 1.16 of the Credit Agreement is hereby amended by inserting at the end thereof the following new clause (I):

“(I) Coast. Anything contained in this Agreement to the contrary notwithstanding, on and after the Third Amendment Effective Date, (1) each Letter of Credit Notice requesting the issuance of a Letter of Credit pursuant to Subsection 1.16 shall be deemed to be a request for the issuance of a Letter of Credit in the amount so requested (i.e., the Stated Amount) multiplied by 1.08333325 (with each Lender’s participation therein calculated on such basis), and (x) for purposes of Subsections 1.16(C) and 1.16A(i), any such Letter of Credit issued shall be deemed issued in an amount equal to such amount deemed requested, (y) Coast shall have no obligation to purchase or fund any participation therein, and (z) any such Letter of Credit issued by such Issuing Lender shall be in an amount equal to the Stated Amount; (2) any payment or reimbursement of amounts with respect to a drawing under a Letter of Credit issued and outstanding on the Third Amendment Effective Date shall be applied first, to amounts owed with respect to Coast’s participations therein that are funded by Administrative Agent or Issuing Lender (together with unpaid interest accrued thereon) and second, to the Letter of Credit participations of Lenders other than Coast; (3) any payment or reimbursement of amounts with respect to a drawing under any other Letter of Credit shall be applied to the Letter of Credit participations of Lenders other than Coast as if the Letter of Credit Exposure of Coast were zero; and (4) the $2,000,000.00 sublimit under Subsection 1.16(A)(1) with respect to issuances of Letters of Credit shall not be reduced notwithstanding the repudiation and disaffirmation of Coast’s obligations under this Agreement.”

E. Subject to Section 3 of this Amendment, Section 1 of the Credit Agreement is hereby amended by inserting at the end thereof the following new Subsection 1.17:

“1.17 Coast. It is understood and agreed by Borrower, Administrative Agent and Lenders that the amendments to this Agreement made pursuant to the Third Amendment shall be construed to, and that the purpose of such amendments is to amend this Agreement on and after the Third Amendment Effective Date to the fullest extent possible to, (1) treat Coast as if its share of Revolving Loan Commitments had terminated and the other Lenders’ Pro Rata Shares had been correspondingly increased but without any increase in any Lender’s Revolving Loan Commitment, and as if the

entire Revolving Loan Commitment of all Lenders consisted on and after the Third Amendment Effective Date solely of the Revolving Loan Commitments of all Lenders other than Coast, for purposes of (x) all issuances of Letters of Credit and fundings of drawings or participations thereon and all borrowings and fundings of Revolving Loans and (y) for purposes of all payments thereon and repayments and reimbursements thereof, and (2) terminate any right of Coast to approve or disapprove any amendment, waiver, or consent hereunder.”

Section 2. OTHER AMENDMENTS TO THE CREDIT AGREEMENT

2.1	Amendments to Subsection 1.6: Repayments and Reduction of Loans and Commitments and Related Mandatory Repayments.

A. Subject to Section 3 of this Amendment, Subsection 1.6(A)(2) of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“In addition to the foregoing reductions, on the Third Amendment Effective Date the Revolving Loan Commitment shall be permanently reduced to $40,000,000.00 (after giving effect to Subsection 9.19(B)), which reduction shall be applied in forward order to the scheduled reductions provided for in this Subsection 1.6(A)(2).”

2.2	Amendments to Section 9: Miscellaneous.

Section 9 of the Credit Agreement is hereby amended by inserting at the end thereof the following new Subsection 9.19:

“9.19 Coast. On February 7, 2003 the FDIC was appointed receiver for Southern Pacific Bank, of which Coast (one of the Lenders) is a division, and on July 17, 2003 Administrative Agent received notice from the FDIC that it had exercised its statutory authority to repudiate and disaffirm Coast’s obligations under this Agreement. Anything contained in this Agreement to the contrary notwithstanding, on and after the Third Amendment Effective Date:

(A) Coast shall cease to be a Lender under this Agreement and shall cease to have any right to approve or disapprove any amendment, waiver, or consent hereunder;

(B) the portion of the Revolving Loan Commitment repudiated by Coast shall be deemed cancelled and the aggregate Revolving Loan Commitment of all Lenders shall be reduced by the portion of the Revolving Loan Commitment of Coast (before giving effect to this clause (B));

(C) the $2,000,000.00 sublimit under Subsection 1.16(A)(1) with respect to issuances of Letters of Credit shall not be reduced notwithstanding the repudiation and disaffirmation of Coast’s obligations under this Agreement;

(D) with respect to (i) Revolving Loans to be made, (ii) Letters of Credit issued or to be issued, (iii) all payments to Lenders with respect thereto, and (iv) approvals or disapprovals of amendments, waivers, or consents hereunder, on and after the Third Amendment Effective Date all computations of each Lender’s Pro Rata Share thereof shall be made without regard to the Revolving Loan Commitment, Total Lender Loan Commitment, Letter of Credit Exposure and Loans of Coast, and the portion of the aggregate Revolving Loan Commitments, Total Lender Loan Commitments, Letter of Credit Exposure and Loans of all Lenders held or deemed to be held by Coast, as if each of such amounts were zero; and

(E) with respect to Letters of Credit issued and outstanding immediately prior to the Third Amendment Effective Date, all Lenders with Revolving Loan Commitments on the Third Amendment Effective Date shall be deemed to purchase participations therein (in the manner set forth in Subsection 1.16(C)) according to their respective Pro Rata Shares of the remaining Revolving Loan Commitment after giving effect to clauses (B) and (D) above.”

2.3	Effect on Other Provisions of this Amendment.

Notwithstanding anything in this Amendment to the contrary, the amendments set forth in Section 1.17 of this Amendment shall be of no force or effect if this Section 2 has become effective pursuant to Section 3 hereof.

Section 3. CONDITIONS TO EFFECTIVENESS OF SECTION 2

Section 2 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent:

A. The Third Amendment Effective Date shall have occurred;

B. Each Lender listed on the signature pages hereof shall have executed a counterpart hereof; and

C. Borrower and Administrative Agent shall have received such counterparts.

Section 4. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrower represents and warrants to each Lender that the following statements are true, correct, and complete:

A. Corporate Power and Authority. Borrower and each Subsidiary Guarantor has all requisite corporate, limited liability company or partnership power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate, limited liability company or partnership action on the part of Borrower and each Subsidiary Guarantor, as the case may be.

C. No Conflict. The execution and delivery by Borrower and Subsidiary Guarantors of this Amendment and the performance by Borrower and Subsidiary Guarantors of the Amended Agreement and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, the Certificate or Articles of Incorporation or Formation or Bylaws or Operating Agreement or other organizational documents of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower or any of its Subsidiaries (other than under the Vendor Guaranty, for which consent of the Vendor Guarantor has already been obtained), (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower or any of its Subsidiaries (other than under the Vendor Guaranty, for which consent of the Vendor Guarantor has already been obtained).

D. Governmental Consents. The execution and delivery by Borrower and Subsidiary Guarantors of this Amendment and the performance by Borrower and Subsidiary Guarantors of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

E. Binding Obligation. This Amendment has been duly executed and delivered by Borrower and each Subsidiary Guarantor and, assuming the due execution and delivery hereof by the other parties hereto, this Amendment and the Amended Agreement are the legally valid and binding obligations of Borrower and each Subsidiary Guarantor, enforceable against Borrower and each Subsidiary Guarantor in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties from Credit Agreement. The representations and warranties contained in Section 5 of the Credit Agreement, after giving effect to the amendments to Schedules 5.10 and 5.17 pursuant to this Amendment, are and will be true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

Section 5. ACKNOWLEDGEMENTS AND CONSENT

A. The continuing guaranties and Security Documents to which Borrower, Subsidiary Guarantors and Vendor Guarantor (each a “Credit Support Party”, and collectively, “Credit Support Parties”) are party are herein referred to collectively as the “Credit Support Documents”. Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible (subject, in the case of the Vendor Guaranty only, to the aggregate limitation on the amount thereof set forth in the first paragraph of the Vendor Guaranty) the payment and performance of all “Secured Obligations” and “Obligations”, as the case may be (in each case as such terms are defined in the applicable Credit Support Document), and any other obligations purported to be guarantied or secured under the Credit Support Documents, including, without limitation, the payment and performance of all such “Secured Obligations” or “Obligations”, as the case may be, in respect of the Obligations of Borrower now or hereafter existing under or in respect of the Amended Agreement and the Loan Documents (including, without limitation, the obligations of Borrower with respect to the Loans). Vendor Guarantor represents and warrants that all representations and warranties contained in the Credit Support Documents to which it is a party or otherwise bound that relate to it, and each other Credit Support Party represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound that relate to it, are true, correct and complete in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date. Each Subsidiary Guarantor and, in the case of clause (i) only, Borrower hereby acknowledges and agrees that (i) any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment, (ii) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment, and (iii) nothing in this Amendment, the Amended Agreement or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments, consents or waivers to the Amended Agreement. Vendor Guarantor hereby acknowledges and agrees that (i) any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Amendment and (ii) except as expressly provided in the Vendor Guaranty, nothing in this Amendment, the Amended Agreement or any other Loan Document shall be deemed to require the consent of Vendor Guarantor to any future amendments, consents or waivers to the Amended Agreement.

B. Borrower hereby acknowledges that as of October 30, 2003, prior to giving effect to the terms of this Amendment, Borrower is liable to Administrative Agent and the Lenders for (1) $47,333,333.34 in principal amount of Term Loan A, (2) $40,000,000.00 in principal amount of Term Loan B, (3) $1,737,215.00 in Stated Amount of Letters of Credit, (4) accrued and unpaid interest on the Loans, and (5) accrued and unpaid fees and expenses. Borrower and each Subsidiary Guarantor hereby acknowledge that all obligations described in this Section 5(B) are absolute and unconditional and are the legal, valid and binding obligations of Borrower and Subsidiary Guarantors without offset, defense or counterclaim, and interest, costs and expenses continue to accrue with respect thereto.

C. Neither Administrative Agent nor any Lender has or shall have, by reason of this Amendment, the Amended Agreement or the other Loan Documents, a fiduciary relationship in respect of Borrower or any Subsidiary Guarantor.

D. Borrower and each Subsidiary Guarantor hereby confirm, reaffirm and acknowledge (i) that Administrative Agent (for the benefit of Lenders) has an enforceable, valid and perfected first priority Lien on and security interest in the Collateral and (ii) the continuing validity and effectiveness of Administrative Agent’s and Lenders’ rights under the Loan Documents and applicable law, including, without limitation, the right of Administrative Agent to recover any and all amounts owed to Lenders, free of set-off or counterclaim, by foreclosure on or redemption or other disposition of the Collateral.

E. Borrower, each Subsidiary Guarantor and each Lender hereby confirms that the provisions of the First Amendment, the Agreement Regarding Amendments to Loan Documents dated as of March 8, 2002 by and among Borrower, Subsidiary Guarantors and Administrative Agent and the Second Amendment are in each case binding on it.

Section 6. RELEASE

Borrower and each Subsidiary Guarantor (collectively, the “Releasors”) hereby release, remise, acquit and forever discharge Administrative Agent, each Lender and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (all of the foregoing hereinafter called the “Released Parties”) from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, setoffs, recoupments, counterclaims, defenses, damages and expenses of any and every character, known or unknown, suspected or unsuspected, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Amended Agreement or any of the other Loan Documents (all of the foregoing hereinafter called the “Released Matters”). Each Releasor acknowledges that the agreements in this Section 6 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the date hereof to payment or performance of the Obligations. Each Releasor represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasors against the Released Parties which is not released hereby. Each Releasor represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Releasors have granted this release freely and voluntarily and without duress.

Section 7. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute an amendment or waiver of any provision of, or operate as an amendment or waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. Subject to Section 7(F) hereof, Borrower acknowledges that all costs, fees and expenses incurred by Administrative Agent and its counsel (including without limitation the fees and expenses of O’Melveny & Myers LLP and Deloitte & Touche LLP) prior to the Third Amendment Effective Date are costs, fees and expenses incurred under, and in connection with the matters set forth in, Subsection 1.4(D) of the Credit Agreement and are for the account of Borrower.

C. Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

D. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

E. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT

LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

F. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment (other than the provisions of Section 2, the effectiveness of which is governed by Section 3 hereof) shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Third Amendment Effective Date”) on or before October 30, 2003:

(i) Borrower, Requisite Lenders and each Credit Support Party listed on the signature pages hereof shall have each executed a counterpart hereof;

(ii) Borrower and Administrative Agent shall have received such counterparts;

(iii) Borrower shall have prepaid $10,000,000 in principal amount of the Loans from cash on hand of Borrower (and not from the proceeds of Revolving Loans), which prepayment shall be applied ratably in inverse order of maturity to the Term Loan A and the Term Loan B;

(iv) Borrower shall have paid to Administrative Agent, for distribution to each Lender (ratably according to its credit exposure) that has executed and delivered a counterpart to this Amendment prior to 5:00 p.m. (New York City time) on October 30, 2003, an amendment fee equal to 0.5% of the sum of (A) the aggregate amount of the outstanding Term Loan A and Term Loan B (after giving effect to the $10,000,000.00 prepayment thereof contemplated in Section 1.5(A) of this Amendment), and (B) the aggregate amount of the Revolving Loan Commitment (after giving effect to the reduction thereof contemplated in Section 1.17(C) of this Amendment, but without regard to the Revolving Loan Commitment of Coast or Section 2.1(A) of this Amendment, as the case may be);

(v) Borrower shall have paid in full (A) all outstanding statements for fees and expenses of O’Melveny & Myers LLP, counsel to Administrative Agent, and Deloitte & Touche LLP, financial advisor to counsel to Administrative Agent, to the extent submitted to Borrower prior to 12:00 Noon (New York City time) on October 27, 2003, and (B) all outstanding statements for reasonable fees and expenses of such firms incurred in connection with the Credit Agreement and the proposed restructuring for the period from the end of the time period covered by the statements submitted pursuant to clause (A) to October 30, 2003, to the extent submitted to Borrower prior to 5:00 p.m. (New York City time) on October 29, 2003, subject, with respect to the statements submitted pursuant to clause (B) only, to the receipt of invoices setting forth hours worked, hourly rates and itemized out-of-pocket expenses;

(vi) Lenders shall have received copies of favorable written opinions of Weil, Gotshal & Manges LLP, Correro, Fishman, Haygood, Phelps, Walmsley & Casteix, LLP, and Rogers & Hardin LLP, counsel for Borrower and Subsidiary Guarantors, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated the Third Amendment Effective Date, with respect to the enforceability of the Amended Agreement and as to such other matters as Administrative Agent acting on behalf of Lenders and Borrower may mutually agree upon.

(vii) Borrower and each Subsidiary Guarantor shall have delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Third Amendment Effective Date:

(A) Certified copies of the Certificate or Articles of Incorporation or Formation for Borrower and each Subsidiary Guarantor, together with a good standing certificate from the Secretary of State of the state of such Person’s incorporation or formation, each dated a recent date prior to the Third Amendment Effective Date;

(B) Copies of the Bylaws or Operating Agreement of Borrower and each Subsidiary Guarantor, certified as of the Third Amendment Effective Date by such Person’s corporate secretary or an assistant secretary;

(C) Resolutions of Borrower’s and each Subsidiary Guarantor’s Board of Directors or other governing body approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Third Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without modification or amendment; and

(D) Signature and incumbency certificates of the officers of Borrower and each Subsidiary Guarantor executing this Amendment;

(viii) Administrative Agent shall have received a certificate of the chief financial officer of Borrower setting forth the amount of Total Vendor Purchases as of the Third Amendment Effective Date.

G. Lenders hereby ratify and approve any and all actions taken or omitted to be taken by Administrative Agent and/or Issuing Lender prior to the Third Amendment Effective Date in connection with the issuance, renewal or extension of Letters of Credit as described in memoranda to the Lenders dated September 22, 2003 and October 16, 2003. This Section 7(F) shall inure to the benefit of Administrative Agent and Issuing Lender only and no other Person shall be a third party beneficiary of this Section 7(F).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY: US UNWIRED INC.

By:	/s/ Robert W. Piper

Name: Robert W. Piper Title: President/CEO

LENDERS: COBANK, ACB, individually and as Administrative Agent

By:	/s/ Brett Ginther

Name: Brett Ginther Title: Vice President

THE BANK OF NEW YORK, as a Lender

By:	/s/ Robert W. Pierson

Name: Robert W. Pierson Title: Vice President

CREDIT SUISSE FIRST BOSTON INTERNATIONAL, as a Lender

By:	/s/ Ethan Garber

Name: Ethan Garber Title: Vice President

CREDIT SUISSE FIRST BOSTON, as a Lender

By:	/s/ Ian Landaw

Name: Ian Landaw Title: Assistant Vice President

By:	/s/ Joseph Brosnan

Name: Joseph Brosnan Title: Vice President

QDRF MASTER LTD., as a Lender

By:	/s/ Michael A. Weinstock

Name: Michael A. Weinstock Title: Managing Principal

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Anne Kennelly Kratky

Name: Anne Kennelly Kratky Title: Manager—Operations

THE CIT GROUP/EQUIPMENT FINANCING, INC., as a Lender

By:	/s/ Joseph Junda

Name: Joseph Junda Title: Vice President

CITY NATIONAL BANK (LSA), as a Lender

By:	/s/ Aaron Cohen

Name: Aaron Cohen Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, successor-in-interest to Allfirst Bank

By:	/s/ Sharon K. Flagler

Name: Sharon K. Flagler Title: Vice President

WHITNEY NATIONAL BANK, as a Lender

By:	/s/ Stephen C. Lacy

Name: Stephen C. Lacy Title: Vice President

LEHMAN COMMERCIAL PAPER INC., as a Lender

By:	/s/ G. Robert Berzins

Name: G. Robert Berzins Title: Vice President

ORIX FINANCE CORP. I, as a Lender

By:	/s/ Christopher L. Smith

Name: Christopher L. Smith Title: Authorized Representative

SUBSIDIARY GUARANTORS, (for purposes of Sections 5, 6 and 7 only) as a Credit Support Party: LOUISIANA UNWIRED, LLC

By:	/s/ Thomas G. Henning

Name: Thomas G. Henning Title: Assistant Manager

GEORGIA PCS MANAGEMENT, L.L.C. By: Louisiana Unwired, LLC, its sole member

By:	/s/ Thomas G. Henning

Name: Thomas G. Henning Title: Assistant Manager

GEORGIA PCS LEASING, L.L.C. By: Georgia PCS Management, L.L.C., its sole member By: Louisiana Unwired, LLC, its sole member

By:	/s/ Thomas G. Henning

Name: Thomas G. Henning Title: Assistant Manager

UNWIRED TELECOM CORP.

By:	/s/ Thomas G. Henning

Name: Thomas G. Henning Title: Secretary

TEXAS UNWIRED By: Louisiana Unwired, LLC, its managing partner

By:	/s/ Thomas G. Henning

Name: Thomas G. Henning Title: Assistant Manager

VENDOR GUARANTOR, (for purposes of Sections 5 and 7 only) as a Credit Support Party: LUCENT TECHNOLOGIES, INC.

By:	/s/ John P. O’Gorman

Name: John P. O’Gorman Title: Director

[SCHEDULES OMITTED]